Exhibit 10.34

SEVENTH AMENDMENT TO

EMPLOYMENT AGREEMENT

WHEREAS, Casual Male Retail Group, Inc., (formerly Designs, Inc., “CMRG”) and David A. Levin (“Executive”) entered into a certain Employment Agreement dated as of March 31, 2000, as amended by Letter Agreement dated April 10, 2001, Second Amendment to Employment Agreement dated January 30, 2003, Third Amendment to Employment Agreement dated July 9, 2003, Fourth Amendment to Employment Agreement dated June 29, 2004, Fifth Amendment to Employment Agreement dated May 9, 2005 and Sixth Amendment to Employment Agreement dated May 29, 2007 (hereinafter referred to as the “Agreement”); and

WHEREAS, Company and Executive wish to amend, modify and/or restate certain terms, provisions, conditions, and covenants of the Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the promises, covenants, conditions and agreements contained herein, and for One Dollar ($1.00) and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Company and Executive hereby agree to amend the Agreement as follows:

1. Section 8 through Section 21, are hereby re-numbered in their entirety to read Section 9 through Section 22.

2. A new Section 8 of the Agreement is hereby inserted:

8.	COMPLIANCE WITH SECTION 409A

(a) General. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the timing of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive).

(b) Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.

(c) 6 Month Delay for “Specified Employees”.

(i) If the Executive is a “specified employee”, then no payment or benefit that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. There shall be added to any payments that are delayed pursuant to this provision interest at the prime rate as reported in the Wall Street Journal for the date on which the Executive Separated from Service from the date on which the payment otherwise would have been made until the date on which the payment is made.

(ii) For purposes of this provision, the Executive shall be considered to be a “specified Executive” if, at the time of his or her separation from service, the Executive is a “key Executive”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(d) No Acceleration of Payments. Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(e) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f) Taxable Reimbursements.

(i) Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements” ) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the taxable year of the Executive following the year in which the expense was incurred.

(ii) The amount of any Taxable Reimbursements to be provided to the Executive during any taxable year of the Executive shall not affect the expenses eligible for reimbursement to be provided in any other taxable year of the Executive.

(iii) The right to Taxable Reimbursement shall not be subject to liquidation or exchange for another benefit.

3. Except as herein specifically modified and amended, all of the terms, provisions, conditions, and covenants of the Agreement shall continue in full force and effect and shall be deemed unchanged except to the extend modified and amended herein.

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amendment to Employment Agreement as a sealed instrument, in any number of counterpart copies, each of which shall be deemed an original for all purposes, as of December 12, 2008.

CASUAL MALE RETAIL GROUP, INC. (Company)

By:	/s/ Dennis R. Hernreich	December 24, 2008
	Dennis R. Hernreich	Date
EVP, COO, CFO

EXECUTIVE

	/s/ David A. Levin	December 29, 2008
	David A. Levin	Date